Exhibit 10.16.3

HVM L.L.C.

11525 North Community House Road, Suite 100

Charlotte, North Carolina 28277

October 9, 2013

WAIVER AND ACKNOWLEDGEMENT

Reference is made herein to that certain employment agreement entered into on July 7, 2011 by and between you and HVM L.L.C (the “Company”), and amended on January 31, 2012 (as amended, the “Employment Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Employment Agreement. On August 28, 2013, the Company received a notice (a “Notice”) from each of ESA Canada Operating Lessee Inc., ESA P Portfolio Operating Lessee Inc., and ESA 2007 Operating Lessee Inc. (each, a “Lessee”) of the Lessee’s desire to terminate its respective management agreement with the Company (each, a “Management Agreement”) effective on or after October 28, 2013. Section 4.D.(iii) of the Employment Agreement provides that you would have Good Reason to terminate your employment with the Company when notice has been provided to the Company that any Management Agreement to which it is a party is terminated.

As you may know, ESA Management, LLC (the “ESA”) expects to purchase all of the assets of the Company (the “Transaction”), pursuant to the contemplated Asset Purchase and Sale Agreement by and between ESA Management, LLC and HVM L.L.C. ESA is a wholly-owned subsidiary of Extended Stay America, Inc. Following the Transaction, Extended Stay America, Inc. contemplates an underwritten initial public offering (the “IPO”) of its shares of common stock, par value $0.01 per share, which shares shall be, at the effective time of the IPO, paired to, and traded together with, the Class B shares of common stock par value $0.01 per share, of ESH Hospitality, Inc., a Delaware corporation.

In consideration of your continued employment with HVM through the Transaction and thereafter with ESA pursuant to the terms of your Employment Agreement (as a result of its acquisition as an asset of HVM pursuant to the Transaction), and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, (i) the receipt by the Company of the Notices and/or (ii) any subsequent termination of any Management Agreement in connection with such Notices, shall not, in and of itself, constitute Good Reason under the terms of Section 4.D.(iii) of the Employment Agreement. You further agree that, except as provided herein with respect to (i) the limited waiver set forth in the preceding sentence and (ii) the acquisition of your Employment Agreement by ESA, the terms of the Employment Agreement shall remain in full force and effect.

By:	/s/ Peter Crage
Name:	Peter Crage
Date:	10/9/13